Exhibit 99.1

FOR IMMEDIATE RELEASE	Thursday, Jan. 10, 2008

Gannett’s Sue Clark-Johnson announces plans to retire in May

McLEAN, VA – Sue Clark-Johnson, president of Gannett’s Newspaper Division, today announced her plans to retire in late May, 2008 after 40 years as a reporter, editor, publisher and senior executive at the global news and information company.

“I deeply respect Sue’s decision, but we will miss her energy, vision, leadership and innovation,” said Craig Dubow, chairman, president and chief executive officer of Gannett Co., Inc. (NYSE: GCI). “Few people have had more influence over the direction, strategy and success of our newspapers and, lately, our online news efforts.

“Sue rose through Gannett’s ranks to take a leadership role wherever she was posted. In 2000, after the acquisition of The Arizona Republic, Sue oversaw the rapid and challenging expansion in our Pacific Group operations. Her innovative and collaborative efforts helped shape and drive the success of our popular and highly praised Phoenix operations, including azcentral.com. Lately, her work in devising and implementing Information Centers at all of our community newspapers has been instrumental in creating the momentum for our strategic plan.

“Most importantly, Sue is revered, respected and honored by her employees, her peers and others in the media industry,” Dubow said. “Fortunately, we will have several more months to benefit from her knowledge and drive as we move through our transformation to a major digital enterprise.”

He said a successor to Clark-Johnson will be named later.

“This has been a difficult decision,” said Clark-Johnson. “I have been with Gannett for 40 years, through evolution, transformation, good times and bad. It has always been exhilarating personally and professionally. The significant changes our newspaper operations have made in just the last 18 months towards the multiple platform availability of news are extraordinary, thanks to the thousands of dedicated folks who made it happen.

“Gannett has provided me unlimited opportunity – to grow, to innovate, to lead and do what I love to do. I will miss my many friends in Gannett very much. I will miss the daily involvement in the news business. But, this is the right time to return to my life in the West - to my family and community. I am greatly looking forward to the next stage of my life, which I expect to be as rewarding as the last 40 years have been.”

Clark-Johnson has been president of the Newspaper Division, the largest by circulation in the nation, since September, 2005. Prior to that, she was chairman and CEO of Phoenix Newspapers, Inc., which publishes The Arizona Republic and azcentral.com, and senior group president of Gannett’s Pacific Newspaper Group, which had oversight responsibility for thirty-two companies throughout the West, including Hawaii and Guam.

Clark-Johnson began her career as women’s editor and Family News reporter for the Press & Sun Bulletin in Binghamton, NY, eventually rising to publisher after several years at the Niagara Gazette in Niagara Falls, NY. From Binghamton, she was promoted to senior group president/ Pacific Group, and president and publisher of the Reno Gazette-Journal in Reno, NV.

She was Gannett’s Manager of the Year in 1990. She was the winner of the 2002 Distinguished Diversity Award for Lifetime Achievement for the National Association of Minority Media Executives and the 2003 Woman of Achievement Award for the National Association for Female Executives. She also is the 2003 recipient of the Jerry J. Wisotsky Torch of Liberty Award that the Anti-Defamation League’s Arizona region gives to business leaders who demonstrate a commitment to end bigotry and racism.

In 2004, Clark-Johnson was honored by Fresh Start Women’s Foundation for her personal and professional commitment to empowering women and helping them get on the road to self-sufficiency. She also received the prestigious Family Champion Award from Homeward Bound for her efforts to ensure that women and children are safe from domestic violence situations.

Clark-Johnson’s term as president of the Newspaper Association of American (NAA) ends in April.

Gannett Co., Inc. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 18 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Media inquiries:

Tara Connell

Vice President of Corporate Communications

703-854-6049

tjconnel@gannett.com

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